SUB-ITEM 77I

                             CREATION OF SHARE CLASS


MFS Lifetime Income Fund, MFS Lifetime 2020 Fund, MFS Lifetime 2025 Fund, MFS Lifetime 2030 Fund, MFS Lifetime 2035 Fund, MFS Lifetime 2040 Fund, MFS Lifetime 2045 Fund, MFS Lifetime 2050 Fund, MFS Lifetime 2055 Fund and MFS Lifetime 2060 Fund, each a series of MFS Series Trust XII (the "Trust"), established a new class of shares, Class T shares, as described in the prospectus contained in Post-Effective Amendment No. 57 to the Registration Statement of MFS Series Trust XII (File Nos. 333-126328 and 811-21780), as filed with the Securities and Exchange Commission via EDGAR on August 25, 2017 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.